January 12, 1999


Office of Records
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Dreyfus Premier Worldwide Growth Fund, Inc.
     Class A, B, C and R
     File No. 811-7512

Gentlemen:

     Transmitted for filing is one (1) copy of the Annual Report to Shareholders for the above-referenced fund as of October 31, 1998 filed pursuant to the provisions of Section 30 of the Investment Company Act of 1940, as amended.

                                             Very truly yours,




                                             James Bitetto


JB:kwm
Enclosure



Copy for filing to:
National Association of Securities Dealers, Inc.
Attn:  Advertising Department